As filed with the Securities and Exchange Commission on August 10, 2000
                        Registration No. 33-________________



                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                         ________________________
                                 FORM S-8

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        __________________________

                             NEXTHEALTH, INC.

            (Exact name of Issuer as specified in its charter)

     Delaware                                86-0589712
------------------------   --------------------------------
(State of Incorporation)  (I.R.S. Employer Identification No.)

                      16600 N. Lago Del Oro Parkway
                          Tucson, Arizona  85739
----------------------------------------------------------------
           (Address of principal executive offices) (Zip Code)

                 NEXTHEALTH, INC. 1992 STOCK OPTION PLAN
                 ---------------------------------------
                         (Full Title of the Plan)

                            Lawrence M. Hecker
                      Hecker & Muehlebach, P.L.L.C.
                            405 West Franklin
                          Tucson, Arizona  85701
                              (520) 798-3803
        ---------------------------------------------------------
        (Name, address and telephone number of agent for service)

                     Calculation of Registration Fee
-------------------------------------------------------------------------
Title of each                   Proposed         Proposed
class of           Amount       maximum          maximum          Amount of
securities         to be        offering         aggregate        registration
to be registered   registered   price per share  offering price   fee
------------------------------------------------------------------------------

Common Stock      750,000 shs.    $3.375(1)       $2,531,250(1)   $668.25(1)
------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee on the basis of the closing price as of August 4, 2000.

                 STATEMENT CONCERNING PRIOR REGISTRATION


          The securities being registered pursuant to this Form S-8 are additional securities of the same class as securities for which a registration statement filed on Form S-8 relating to an employee benefit plan is effective. The contents of such earlier registration statement (SEC Registration No. 33-44620), including, without limitation, the copy of the Registrant's 1992 Stock Option Plan that was attached thereto as
Exhibit 4.1, are hereby incorporated by this reference. The Registrant is NextHealth, Inc., formerly known as Sierra Tucson Companies, Inc.

         The Registrant.
         ---------------
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tucson, State of Arizona, on the 8th day of August, 2000.

(Registrant)

NextHealth, Inc.


By: /s/ William T. O'Donnell, Jr.
---------------------------------
     William T. O'Donnell, Jr.,
     President

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity on the date indicated.

Signature                       Capacity                 Date
---------                       --------                 ----
/s/William T. O'Donnell, Jr.    President and Chief      August 8, 2000
---------------------------     Executive Officer
William T. O'Donnell, Jr.


 /s/Loree Thompson              Chief Financial Officer  August 8, 2000
---------------------------
Loree Thompson


/s/ William T. O'Donnell, Jr.    Chairman of the Board     August 8, 2000
----------------------------
William T. O'Donnell, Jr.


/s/Stephen L. Berger             Director                  August 8, 2000
----------------------------
Stephen L. Berger


/s/Neil E. Jenkins               Director                  August 8, 2000
----------------------------
Neil E. Jenkins


/s/Alfred Trivilino              Director                  August 8, 2000
----------------------------
Alfred Trivilino

          The Option Plan.
          ---------------
          Pursuant to the requirements of the Securities Act of 1933, the Option Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Tucson, State of Arizona, on the 8th day of August, 2000.


NEXTHEALTH, INC.
1992 STOCK OPTION PLAN
(The Option Plan)


By: /s/ William T. O'Donnell, Jr.
---------------------------------
     William T. O'Donnell, Jr.,
     President

                          EXHIBIT INDEX


Exhibit No.      Description                              Page
----------       -----------                              ----
4.1            NextHealth, Inc.                             6
               First Amendment to the 1992
               Stock Option Plan

5.1            Opinion of Hecker & Muehlebach, P.L.L.C.     8
               as to the legality of the securities
               being registered

24.1           Consent of Ernst & Young                     9

24.3           Consent of Hecker & Muehlebach, P.L.L.C.
               appears in their opinion filed as
               Exhibit 5.1

                               Exhibit 4.1

                             FIRST AMENDMENT
                                  TO THE
                          1992 STOCK OPTION PLAN
                                    OF
                      SIERRA TUCSON COMPANIES, INC.

     1.   Background.

          Sierra Tucson Companies, Inc. (the "Company") has previously established a 1992 Stock Option Plan (the "Plan") for the purpose of advancing the interests of the Company by providing officers, directors and key employees of the Company and its subsidiaries, as well as non-employee independent contractors of the Company, with additional incentive for them to promote the success of the Company's business. Section 6(b) of the Plan provides that the aggregate number of shares of the Company's common stock that may be issued upon the exercise of all options which may be granted under the Plan will not exceed 750,000.

          The Company believes that it is in its best interests (a) to increase the maximum number of shares issuable upon the exercise of all options that may be granted under the Plan to a total of by 750,000 shares to a total of 1,500,000 shares; (b) to insure that the Plan complies with the provisions of Rule 16b-3 or its successors as promulgated by the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934.

          Pursuant to Section 13 of the Plan, the Board of Directors of the Company has approved the amendments to the Plan set forth herein.

     2.   Amendment to Section 5 of the Plan.

          Section 5 of the Plan is amended to add a new paragraph D to read as follows:

          "D.  Limitation on Number of Options

          No person shall be granted, in any twelve (12) month period, options to purchase in excess of 200,000 shares of the common stock of the Company."

     3.   Amendment of Section 6 of the Plan.

          Section 6(b) of the Plan is hereby amended to increase the aggregate number of shares of the Company's common stock that may be issued upon the exercise of all options which may be granted under the Plan by 750,000 shares (the "Additional Shares") to an aggregate amount of 1,500,000.

     4.   Rule 16b-3 Compliance.
          A new Section 24 is added to the Plan to read as follows:

          "24. COMPLIANCE WITH RULE 16b-3
               With respect to the issuance of options hereunder to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of this Plan or action by the Board or Stock Option Committee in administering this Plan fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board or the Stock Option Committee."

     5.   Continued Effect of Plan.

          Except as otherwise amended hereby, the Plan shall remain in full force and effect.

     6.   Effective Date of Amendment.

          This Amendment became effective upon its adoption by the Board on February 4, 1995 (the "Effective Date"); provided, however, that the shareholders of the Company shall approve the amendment to Section 6 of the Plan as provided in Paragraph 2 above, in accordance with applicable state law, within twelve (12) months after the initial adoption of this Amendment by the Board. Notwithstanding the above, no options to acquire any of the Additional Shares shall be granted to persons subject to Section 16 of the 1934 Act prior to approval of this Amendment by the shareholders of the Company. In the event that the amendment to Section 6 of the Plan is not approved within said twelve (12) month period, all options to purchase the Additional Shares shall nonetheless remain valid, but shall constitute Non-Qualified Options.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officers effective as of the Effective Date.

                              SIERRA TUCSON COMPANIES, INC.,
                              a Delaware corporation


                              By:/s/John H. Schmitz
                              ---------------------
                                 Its:  President

ATTEST:


/s/George H. Daranyi
--------------------
Secretary

                               Exhibit 5.1


                              August 8, 2000

NextHealth, Inc.
16600 N. Lago Del Oro Parkway
Tucson, Arizona  85739

Gentlemen:

          In connection with the registration by NextHealth, Inc. (the "Company") on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 750,000 additional shares of its Common Stock pursuant to the Company=s 1992 Stock Option Plan, we have examined such corporate records, certificates of public officials and officers of the Company, and other documents and records as we have considered necessary or proper for the purpose of this opinion.

          Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the Common Stock has been duly authorized and, when issued pursuant to option exercises effected in accordance with the terms of the Plan described in the Registration Statement, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              HECKER & MUEHLEBACH, PLLC



                              By:/s/ Lawrence M. Hecker
                              -------------------------
                                    Lawrence M. Hecker

                               Exhibit 24.1

            CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NextHealth, Inc. 1992 Stock Option Plan of our report dated January 28, 2000, with respect to the consolidated financial statements of NextHealth, Inc. and schedule of NextHealth, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

     /s/ Ernst & Young, LLP
     ----------------------
     ERNST & YOUNG LLP

     Tucson, Arizona
     August 8, 2000